                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Perfumania, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PERFUMANIA, INC.

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 22, 1999

                        ---------------------------------



To the Shareholders of
Perfumania, Inc.

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Perfumania, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Wednesday, December 22, 1999, at the Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126, for the following purposes:

         (1) The election of eight members to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to amend the Company's Stock Option Plan, including increasing to 4,000,000 the number of shares reserved for issuance pursuant to such Plan; and

         (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on October 29, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                               By Order of the Board of Directors,



                               Ilia Lekach
                               Chairman of the Board and Chief Executive Officer



Miami, Florida
November 16, 1999

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                PERFUMANIA, INC.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                              DATE, TIME AND PLACE
                                OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Perfumania, Inc., a Florida corporation ("Perfumania" or the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Shareholders of the Company to be held on December 22, 1999 at the Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is November 16, 1999. Shareholders should review the information provided herein in conjunction with the Company's 1998 Annual Report to Shareholders which accompanies this Proxy Statement but does not form a part hereof. The Company's principal executive offices are located at 11701 N.W. 101st Road, Miami, Florida 33178, and its telephone number is (305) 889-1600.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective unless written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of eight members to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to amend the Company's Stock Option Plan, including increasing to 4,000,000 the number of shares reserved for issuance pursuant to such Plan; and

         (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) for the election of the eight nominees for director named herein and (ii) in favor of all proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on October 29, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 9,170,867 shares of Common Stock issued and outstanding, all of which are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.

         The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. To be elected, nominees for Director must receive a plurality of the votes cast by holders of shares of Common Stock present or represented at the Annual Meeting. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of such matter exceeds the number of votes in opposition of the matter, unless otherwise required by law or the Company's Articles of Incorporation or Bylaws. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on others matters). If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of October 29, 1999, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) all directors and executive officers of the Company as a group.

                                                          COMMON STOCK BENEFICIALLY OWNED (8)
                                                          ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   SHARES                   PERCENT
----------------------------------------                  -------                   --------
Ilia Lekach ........................................     1,459,995(2)(3)(4)          15.9%
Simon Falic (5) ....................................       537,050                    5.9%
Rachmil Lekach .....................................       675,125(2)(4)              7.4%
Jerome Falic .......................................       363,730                    7.6%
Marc Finer .........................................        27,000(4)                  *
Claire Fair ........................................        18,000(4)                  *
Robert Pliskin .....................................         4,000(4)                  *
Carole A. Taylor ...................................         3,800(4)                  *
Donovan Chin .......................................         9,500(4)                  *
Dr. Horatio Groisman ...............................         2,000(4)                  *
Zalman Lekach ......................................             0                     *
Parlux Fragrances, Inc. (6) ........................     1,512,406                   16.5%
All directors and executive officers as a group
     (9 persons) (7) ...............................     2,222,525                   24.2%



----------

 *  Less than 1%.

(1) The address of each of the beneficial owners identified is 11701 NW 101st Road, Miami, Florida 33178, except as otherwise noted.
(2) Ilia Lekach, Simon Falic and Rachmil Lekach jointly own with their spouses the shares set forth opposite their respective names.
(3) Includes 12,300 shares of Common Stock owned by Pacific Investment Group, a corporation wholly owned by Mr. Lekach.
(4) Includes shares of Common Stock issuable upon the exercise of stock options in the following amounts: Ilia Lekach (775,000); Rachmil Lekach (150,000); Jerome Falic (334,500); Robert Pliskin (4,000); Marc Finer (27,000); Donovan Chin (9,500); Dr. Horatio Groisman (2,000); Claire Fair (17,000); and Carole
    A. Taylor (3,800).
(5) The address of Mr. Simon Falic is 150 Harbor Way, Bal Harbour, Florida
    33154.
(6) The address of Parlux Fragrances, Inc. is 3725 S.W. 30th Avenue, Ft. Lauderdale, Florida 33312.
(7) Includes 1,597,833 shares of common stock issuable upon the exercise of stock options within 60 days of October 29, 1999.
(8) Based on 9,170,867 shares outstanding on October 29, 1999.

                        ELECTION OF DIRECTORS; MANAGEMENT
                                (PROPOSAL NO. 1)




INFORMATION CONCERNING THE NOMINEES

         The Company's Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall be determined by the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors. The Board of Directors has fixed at eight the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 2000 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

         Ilia Lekach, Jerome Falic, Marc Finer, Donovan Chin, Robert Pliskin, Carole Ann Taylor and Dr. Horatio Groisman, each of whom is an incumbent director, as well as Zalman Lekach, have been nominated for election as directors at the Annual Meeting, and the enclosed proxies will be voted for such persons absent contrary instructions. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors.

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

NAME                     AGE                        POSITION
----                     ---                        --------
Ilia Lekach              50       Chairman of the Board and Chief Executive Officer
Jerome Falic             36       President and Vice Chairman of the Board
Marc Finer               38       President of the Retail Division and Director
Donovan Chin             33       Chief Financial Officer, Secretary and Director
Claire Fair              40       Vice President of Human Resources
Robert Pliskin           75       Director
Carole Ann Taylor        53       Director
Dr. Horatio Groisman     46       Director
Zalman Lekach            31       Director



         ILIA LEKACH is a co-founder of the Company and was the Company's Chief Executive Officer and Chairman of the Board from its incorporation in 1988 until April 1994. Mr. Lekach was re-appointed the Company's Chief Executive Officer and Chairman of the Board on October 28, 1998. Mr. Lekach is also Chairman of the Board and Chief Executive Officer of Parlux Fragrances, Inc. ("Parlux"), a publicly traded manufacturer of fragrance and related products. In August 1996, Mr. Lekach became an officer and director with L. Luria & Son, Inc. ("Luria"), a publicly traded specialty discount retailer. On August 13, 1997, Luria filed for relief under Chapter 11 of the United States Bankruptcy Code and has since been liquidated. See "Certain Relationships and Related Transactions."

         JEROME FALIC has served as the Company's President since October 1998, as a Director since August 1994, and as the Vice Chairman of the Board since September 1994. Prior to his appointment as the President, Mr. Falic served as the Company's Vice President since the Company's inception in 1988.

         MARC FINER has been the President of the Company's Retail Division since March 1994 and a Director since August 1994. Mr. Finer was the President of Parfums Expresso, Inc. and Parfums D'Arte, wholesale distributors of fragrances in Puerto Rico, from their inception in August 1986 until March 1994.

         DONOVAN CHIN has served as Chief Financial Officer and Secretary of the Company since February 1999 and as a Director since March 1999. Prior to this appointment, Mr. Chin served as Corporate Controller of the Company from May 1995 to February 1999 and as Assistant Corporate Controller from May 1993 to May 1995. Previously, Mr. Chin was employed by Price Waterhouse LLP, an accounting firm, in its Miami audit practice.

         CLAIRE FAIR has served as Vice President of Human Resources since August 1996. From November 1993 to August 1996, she served as the Company's Director of Human Resources. Previously, Ms. Fair was the director of employee relations with Sterling, Inc., a national jewelry specialty retailer company.

         ROBERT PLISKIN has served as a Director of the Company since October 1991. Mr. Pliskin served as President of Longines Wittnauer Watch Company from 1971 to 1980 when he became president of the Seiko Time Corporation, a distributor of watches, a position he held until 1987. In 1987 Mr. Pliskin became the president of Hattori Corporation of America, a distributor of watches and clocks, until his retirement in 1993. Mr. Pliskin is a member of the Company's Audit Committee, Stock Option Committee and Compensation Committee.

         CAROLE ANN TAYLOR has served as a Director of the Company since June 1993. From 1987 to 1998 Ms. Taylor was the owner and president of the Bayside Company Store, a retail souvenir and logo store at Bayside Marketplace in Miami, Florida. She was also a partner of Jardin Bresilien restaurant located at Bayside Marketplace. Currently Ms. Taylor is the owner of Miami To Go, Inc., a retail and wholesale logo and souvenir merchandising and silkscreening company. She is also a partner in Miami Airport Duty Free, a joint venture with Greyhound Leisure Services which owns and operates the 19 duty free stores at Miami International Airport. Ms. Taylor is a Director of the Greater Miami Convention & Visitors Bureau, and a Board member of the Academy of Travel and Tourism and the Omni Advisory Board. She is a member of the Performing Arts Trust Foundation and the Greater Miami Chamber of Commerce Board of Trustees. Ms. Taylor is a member of the Company's Audit Committee, Stock Option Committee and Compensation Committee.

         DR. HORATIO GROISMAN has served as a Director of the Company since March 1999. Dr. Groisman has been a practicing physician since 1984, specializing in Otolaryngology, head and neck surgery, with offices in South Florida. Dr. Groisman is a member of the Company's Stock Option Committee and Compensation Committee.

         ZALMAN LEKACH was appointed a Director of the Company in November 1999. Mr. Lekach became a director and an executive in Parlux, S.A., a subsidiary of Parlux Fragrances, Inc. ("Parlux") in May 1990. In May 1993, he resigned his executive position and owned and operated a company exporting foods and health/beauty aids to South America. In January of 1995, he rejoined Parlux as its Chief Operating Officer and a director. In June 1996, Mr. Zalman Lekach also assumed the position of President. In January 1999, Mr. Zalman Lekach resigned his position as President and Chief Operating Officer to pursue opportunities unrelated to the fragrance field. He remains a director at Parlux. Messrs. Ilia Lekach and Zalman Lekach are brothers.

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended January 30, 1999 ("fiscal year 1998") the Company's Board of Directors took certain actions by unanimous written consent and held two meetings. During fiscal year 1998, no director attended fewer than 75 percent of (i) the meetings of the Board of Directors held during the period he served on the Board, and (ii) the meetings of committees of the Board of Directors held during the period he served on such committee.

         The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board does not have a Nominating Committee.

         Ms. Taylor and Mr. Pliskin are members of the Audit Committee, which held one meeting during fiscal year 1998. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors.

         Ms. Taylor, Mr. Pliskin and Dr. Groisman are members of the Board's Stock Option Committee, which held two meetings during fiscal year 1998. The Stock Option Committee administers the Company's 1991 Stock Option and Directors Stock Option Plans.

         Ms. Taylor, Dr. Groisman and Mr. Pliskin are members of the Board's Compensation Committee which held one meeting during fiscal year 1998. The Compensation Committee administers the Company's executive compensation program.

DIRECTOR COMPENSATION

         The Company pays each nonemployee director a $6,500 annual retainer and reimburses such persons for their expenses in connection with their activities as directors of the Company. In addition, nonemployee directors are eligible to receive stock options under the Directors Stock Option Plan.

         The Directors Stock Option Plan currently provides for an automatic grant of an option to purchase 2,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of options to purchase 4,000 shares of Common Stock upon such person's re-election as a director of the Company, in both instances at an exercise price equal to the fair market value of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There are no Compensation Committee interlocks or insider participation.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table sets forth compensation awarded to, earned by or paid to the Company's: (a) Chief Executive Officer, (b) each of the three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, other than the Chief Executive Officer, whose compensation exceeded $100,000 in fiscal 1998, for services rendered to the Company during fiscal year 1998, 1997 and 1996 and (c) those individuals for whom disclosures would have been provided but for the fact that those individual were not serving as executive officers of the Company at the end of the fiscal year. The Chief Executive Officer and such other executive officers are sometimes hereafter collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE



                                                       ANNUAL COMPENSATION
                                                                                            NUMBER OF
                                                                              OTHER        SECURITIES
                                                                              ANNUAL       UNDERLYING
                                      FISCAL     SALARY        BONUS      COMPENSATION(1)    OPTIONS       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR        ($)          ($)            ($)             (#)        COMPENSATION
    ---------------------------       ------     -------     -------      ---------------    --------     ------------
Ilia Lekach(2)..................       1998            0          0          500,000(3)      775,000(8)             0
  Chairman of the Board and
  Chief Executive Officer

Jerome Falic(4).................       1998      259,034          0                0         334,500(8)             0
  President and Vice                   1997      246,700          0                0               0                0
  Chairman of the Board                1996      236,250     61,000                0               0                0

Marc Finer......................       1998      200,401          0                0          60,000(8)             0
  President, Retail Division           1997      183,912          0                0          50,000                0
                                       1996      169,962     22,500                0               0                0

Claire Fair.....................       1998      116,855          0                0          26,500(8)             0
  Vice President of                    1997      114,980          0                0          15,000                0
  Human Resources                      1996       85,809          0                0           3,000                0

Simon Falic(5)..................       1998      316,598          0                0         154,500(8)     1,303,588(6)
                                       1997      304,813          0                0               0                0
                                       1996      287,163     75,000                0               0                0

Ron A.  Friedman(7).............       1998      228,981          0                0         429,000(8)       826,232(6)
                                       1997      246,700          0                0               0                0
                                       1996      236,250     61,000                0               0                0



(1) The column for "Other Annual Compensation" does not include any amounts for executive perquisites and any other personal benefits, such as the cost of automobiles, life insurance and disability insurance because the aggregate dollar amount per executive is less than 10% of his annual salary and bonus.

(2) Ilia Lekach was re-appointed the Company's Chief Executive Officer and Chairman of the Board on October 28, 1998.

(3) Amount reported represents consulting fees paid to Ilia Lekach during Fiscal 1998 prior to his employment by the Company.

(4) Jerome Falic was appointed President following the resignation of Simon Falic on January 29, 1999.

(5) Mr. Simon Falic resigned on January 29, 1999 at which time Mr. Falic served the Company in the following capacities: President, Chief Financial Officer, Chief Operations Officer, Treasurer and Secretary.

(6) Pursuant to the individual separation agreements with the Named Executive Officers, each shall receive the amount indicated over a 36-month term. See "Separation Agreements" below.

(7) Mr. Friedman resigned on October 28, 1998 at which time he served the Company in the following capacities: Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary.

(8) Includes options repriced effective October 28, 1998 in the following amounts: Ilia Lekach (375,000); Jerome Falic (100,000); Marc Finer (60,000); Claire Fair (21,500); Simon Falic (100,000); and Ron Friedman (429,000).

                      OPTION GRANTS DURING FISCAL YEAR 1998

         The following table sets forth certain information concerning grants of stock options made during fiscal year 1998 to the Named Executive Officers and the two individuals for whom disclosures would have been provided but for the fact that the individuals were not serving as executive officers of Perfumania at the end of the last fiscal year.



                                                        INDIVIDUAL OPTION GRANTS IN FISCAL 1998
                           ----------------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                                        AT ASSUMED ANNUAL RATES OF
                                               OPTIONS                                          STOCK PRICE APPRECIATION
                           NUMBER OF          GRANTED TO         EXERCISE                            FOR OPTION TERM
                            OPTIONS          EMPLOYEES IN       PRICE PER    EXPIRATION        -------------------------
         NAME               GRANTED         FISCAL 1998(4)        SHARE         DATE              5%(1)          10%(1)
         ----              --------         --------------      ---------    ----------        --------        ---------
Ilia Lekach............     400,000               21%             $0.41          2008           $103,156        $260,760
                            375,000(2)            20%             $0.50          2008           $117,938        $298,125

Jerome Falic...........      34,500(3)             4%             $0.50          2008           $ 10,850        $ 27,428
                            200,000               25%             $0.41          2008           $ 51,578        $130,380
                            100,000(2)             5%             $0.50          2008           $ 31,450        $ 79,500

Marc Finer.............      60,000(2)             3%             $0.50          2008           $ 18,870        $ 47,700

Claire Fair............       5,000(3)             *              $0.50          2008           $  1,573        $  3,975
                             21,500(2)             1%             $0.50          2008           $  6,762        $ 17,093

Simon Falic............      54,500(3)             3%             $0.50          2008           $ 71,140        $ 43,328
                            100,000(2)            13%             $0.50          2008           $ 31,450        $ 79,500

Ron Friedman...........      54,000(3)             3%             $0.50          2008           $ 71,140        $ 42,930
                            375,000(2)            19%             $0.50          2008           $117,938        $298,125



----------
* Indicates that amount is less than 1%.

(1) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table presented above are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of common stock of the Company.

(2) The indicated options were initially granted prior to fiscal 1998 and were subject to the Company's repricing effective October 28, 1998. Pursuant to repricing, these options were cancelled and reissued with an exercise price of $0.50.

(3) The indicated options were granted during fiscal 1998 prior to the repricing and were subject to the Company's repricing. Pursuant to repricing, these options were cancelled and reissued with an exercise price of $0.50.

(4) Total stock option grants during fiscal 1998 were 1,926,750 of which 1,130,600 represents options cancelled and subsequently re-granted as part of the repricing.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning option exercises in fiscal year 1998 and the number of unexercised stock options held by the Named Executive Officers and the two individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of Perfumania at the end of the last fiscal year.

                                                                                 NUMBER OF
                                                                             UNEXERCISED OPTIONS      UNEXERCISED
                                                                                 AT FISCAL         IN-THE-MONEY OPTIONS
                                                                                YEAR-END(#)       AT FISCAL Y EAR-END($)
                                                                             -------------------  ---------------------
                                        NUMBER OF SHARES         VALUE          EXERCISABLE/           EXERCISABLE/
             NAME                     ACQUIRED ON EXERCISE     REALIZED        UNEXERCISABLE/         UNEXERCISABLE/
             ----                     --------------------     --------       ------------------  --------------------
Ilia Lekach........................            --                  --            775,000/0          $  8,061,938/0
Jerome Falic.......................            --                  --            334,500/0          $  2,439,386/0
Marc Finer.........................        33,000            $120,375             27,000/0          $    280,868/0
Claire Fair........................         9,500            $ 97,532          9,500/7,500          $98,824/78,019
Simon Falic........................            --                  --            154,500/0          $  1,607,186/0
Ron Friedman.......................       429,000            $175,890                   --                      --



EMPLOYMENT AGREEMENTS AND SEPARATION AGREEMENTS

         Effective February 1, 1999, the Company entered into 3-year employment agreements with Ilia Lekach and Jerome Falic pursuant to which they will receive an annual salary of $400,000 and $318,347, respectively, subject to cost-of-living increases, or 5% if higher. The employment agreements provide that Mr. Lekach and Mr. Falic will continue to receive their annual salary until the expiration of the term of their employment agreements if their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the employment agreements). The agreements contain a performance bonus plan which provides for additional compensation and grant of stock options, if the Company meets certain net income levels. The employment agreements also prohibit the employees from directly or indirectly competing with the Company during the term of their employment and for one year after termination of employment except in the case of the Company's termination of employment without cause.

         Effective August 1996, the Company entered into 3-year employment agreements with Marc Finer and Claire Fair, pursuant to which they will receive an annual salary of $175,000 and $100,000, respectively, subject to cost-of-living increases, or 5% if higher. The employment agreements provide that Mr. Finer and Ms. Fair will continue to receive their salary until the expiration of the term of the employment agreements if their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the employment agreements). The agreements contain a performance bonus plan which provides for additional compensation and grant of stock options, if the Company meets certain net income levels. The employment agreements also prohibit the employee from directly or indirectly competing with the Company during the term of their employment and for one year after termination of employment except in the case of the Company's termination of employment without cause.

         Pursuant to a separation agreement entered into between Ron Friedman and the Company, upon the tendering of Mr. Friedman's resignation, the following payments will be made pursuant to and in consideration of this agreement, such payments being subject to applicable withholding taxes: a $826,232 severance payment, of which $119,046 was paid through January 1999 and the balance of which is payable in monthly installments of $20,136 from February through October 1999 and $18,948 from November 1999 through November 2001. Mr. Friedman will continue to receive health, dental and life insurance coverage, on the same basis as prior to his resignation for an additional 36 months. Additionally, the Company shall convert all previously granted options into shares of the Company's common stock.

         Pursuant to a separation agreement entered into between Simon Falic and the Company, upon the tendering of Mr. Falic's resignation, the following payments will be made pursuant to and in consideration of this agreement, such payments being subject to applicable withholding taxes: a $1,303,588 severance payment, of which $300,000 was paid in January 1999 and the balance of which is payable in monthly installments of $26,529 during fiscal 1999, $27,855 during fiscal 2000 and $29,248 during fiscal 2001. Mr. Falic will continue to receive health, dental and life insurance coverage, on the same basis as prior to his resignation for an additional 36 months.

              HISTORICAL INFORMATION REGARDING REPRICING OF OPTIONS

         The following table sets forth information concerning the repricing of options held by Named Executive Officers of the Company and the two individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers at the end of the last fiscal year. The table reflects all repricings of options in fiscal 1998.

                                                                                                          LENGTH OF
                                                                                                       ORIGINAL OPTION
                                                         MARKET PRICE                                   TERM REMAINING
                                          NUMBER OF      OF STOCK AT    EXERCISE PRICE                   AT DATE OF
                                           OPTIONS         TIME OF        AT TIME OF        NEW         REPRICING OR
                                         REPRICED OR     REPRICING OR    REPRICING OR     EXERCISE        AMENDMENT
         NAME                DATE          AMENDED        AMENDMENT       AMENDMENT        PRICE         (IN YEARS)
         ----                ----        -----------     ------------   --------------    --------     ----------------

Jerome Falic.........      10/27/98         100,000          $0.50             $2.75        $0.50            6.0
                           10/27/98          34,500          $0.50             $2.875       $0.50            9.33
                                            134,500

Marc Finer...........      10/27/98          50,000          $0.50             $3.375       $0.50            8.6
                           10/27/98          10,000          $0.50             $3.00        $0.50            6.33
                                             60,000

Claire Fair..........      10/27/98          26,500          $0.50             $2.75        $0.50            6.0

Simon Falic..........      10/27/98         100,000          $0.50             $2.75        $0.50            6.0
                           10/27/98          54,500          $0.50             $2.875       $0.50            9.33
                                            154,500

Ron Friedman.........      10/27/98         175,000          $0.50             $2.75        $0.50            6.0
                           10/27/98         100,000          $0.50             $3.25        $0.50            7.25
                           10/27/98         100,000          $0.50             $3.50        $0.50            5.58
                           10/27/98          54,000          $0.50             $2.875       $0.50            9.33
                                            429,000

Ilia Lekach..........      10/27/98         375,000          $0.50             $3.125       $0.50            5.4




STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS REPORT ON FISCAL 1998 OPTION REPRICINGS

         The Stock Option Committee approves the grants of stock options. In October 1998, the Stock Option Committee approved a reduction of the exercise price of a total of 1,130,600 options that it had previously granted to the Company's officers and directors. We reduced the exercise price of the options to $0.50 per share, which was the fair market value of a share of Common Stock on October 28, 1998. All other terms of the options remained as they were before the repricing.

         We approved the repricings because we believe that equity interests are a significant factor in the Company's ability to attract and retain key employees that are critical to its long-range success. The options held by executive officers and directors that were repriced had initial exercise prices ranging from $2.75 to $3.50 per share. During the fiscal year 1998, the market value of the common stock declined significantly, reaching a market price of $0.41 per share. This market decline was contrary to the incentive objectives of the Board with respect to the recent grant. In view of the number of underwater options held by the Company's directors and employees at that time, the significant decrease in the market price of the common stock and in order not to negatively impact the Company's ability to retain key employees, we approved a reduction in the exercise price of 1,130,600 options held by the Company's directors, executive officers and employees to the fair market value of the Company's Common Stock on the date of the repricing.

                                                           Robert Pliskin
                                                           Carole Ann Taylor
                                                           Dr. Horatio Groisman

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent outside director. The Company's executive compensation program is structured to achieve the Company's goals as they relate to maximizing corporate performance and shareholder return. The Compensation Committee seeks to attract, motivate and retain executive talent necessary to improve the Company's performance and therefore increase shareholder returns. In general, executive compensation is made up of annual salaries, performance bonuses and option grants; the Company's bonuses and option grants are intended to help align executive and shareholder interests. Salary ranges for the CEO and other executives have been based on the underlying responsibilities of the respective position. These salary ranges are reviewed annually and are compared periodically to the salary ranges of other specialty retailers of similar size and characteristics as selected by the Compensation Committee. The Company's performance is assessed with respect to such consideration as sales growth, including comparable sales growth, new store openings and the sales performance of new stores against plan; gross profit and margin; net income and earnings per share growth; and return on shareholders' equity.

         Marc Finer has entered into a three-year employment agreement with the Company on terms and conditions approved by the Compensation Committee. See "Employment Agreements" above. Based on the Company's performance during fiscal year 1998, Mr. Finer did not receive a bonus pursuant to the terms of his employment agreement. In determining base salaries for other executives of the Company, the Compensation Committee defines key executive positions in terms of scope, responsibilities, job complexity, knowledge and experience required. Salary ranges are determined using comparable companies and based on prior year performance. Individual salary increases are based in part on an individual's contribution to Company performance.

         The Company's Stock Option Committee reviews and approves the grant of options pursuant to the Company's 1991 Stock Option Plan. The Stock Option Committee currently is made up of Mr. Pliskin, Dr. Groisman and Ms. Taylor. Pursuant to the Company's executive compensation policies, stock options are considered as part of an executive's overall compensation. An executive's compensation pursuant to a stock option grant generally increases only to the extent the value of Common Stock underlying the stock options increases, therefore aligning the interest of the executive officers with its stockholders by tying long-term compensation with growth of Company and appreciation of shares. During fiscal year 1998, the Company granted 400,000 stock options to Ilia Lekach and 234,500 stock options to Jerome Falic.

         In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated. These bonuses are intended to reflect the Compensation Committee's determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year. No incentive bonuses were awarded during fiscal year 1998.

         The Compensation Committee believes that the Company's compensation programs are competitive with those of other specialty retailers of similar size.

                                                           Robert Pliskin
                                                           Carole Ann Taylor
                                                           Dr. Horatio Groisman

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of companies on the NASDAQ (US Companies) Stock Index and the NASDAQ Retail Trade Stock Index for the five fiscal years ended January 30, 1999. This graph assumes the investment of $100 in the Company's Common Stock, the NASDAQ (US Companies) Stock Index and the NASDAQ Retail Trade Stock Index on January 28, 1995 and assumes dividends are reinvested. Measurement points are on the last trading day of each fiscal year.

                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                             1/28/95           2/3/96         2/1/97         1/31/98        1/30/99
-------------------------------------------------------------------------------------------------------------------
Perfumania                                    100.00          97.30            72.97           62.16         240.54
-------------------------------------------------------------------------------------------------------------------
NASDAQ Stock Market                           100.00         141.44           185.51          218.92         341.97
-------------------------------------------------------------------------------------------------------------------
NASDAQ Retail Trade Stocks                    100.00         113.05           139.01          162.21         198.14
-------------------------------------------------------------------------------------------------------------------



                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 30, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with except that one report relating to one transaction was filed late by each of Jerome Falic and Robert Pliskin, respectively and two reports representing two transactions for Claire Fair have not been filed as of November 1, 1999.

         On October 28, 1998, the Company repriced the outstanding options issued under the Company's 1991 Stock Option Plan. As of November 1, 1999 each of the following individuals has not met the filing requirement with respect to those options which were cancelled in connection with the repricing: Ilia Lekach, Jerome Falic, Marc Finer, Claire Fair, Simon Falic, Ron Friedman, Robert Pliskin, and Carole A. Taylor.

             PROPOSAL TO AMEND THE COMPANY'S 1991 STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

GENERAL

         In October 1999, the Stock Option Committee of the Company's Board of Directors adopted, subject to approval by the Company's shareholders, a resolution to amend the Company's 1991 Stock Option Plan (the "Plan") to increase to 4,000,000 the number of shares reserved for issuance under the Plan. The Plan presently authorizes 2,500,000 shares for issuance upon exercise of stock options. Options to purchase 2,465,550 shares of Common Stock have been granted under the Plan, 1,489,267 of which are currently outstanding. The current text of the Plan, as modified pursuant to this amendment, is attached hereto as Exhibit A. The only amendment to the Plan is to the number of shares set forth in section 3 of the Plan. The material features of the Plan are discussed below, but the description is subject to, and is qualified in its entirety by the full text of the Plan, as amended.

         The purpose of the Plan is to provide additional incentives to attract and retain qualified and competent persons who provide management services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Plan authorizes (a) the granting to employees of the Company of incentive or nonqualified stock options, (b) the provision of loans for the purpose of financing the exercise of options, and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for options granted under the Plan (such provisions being at times referred to herein as the "Stock Swap").

         Currently, stock options have been granted to approximately 100 employees of the Company, consisting of executive officers and other management employees. Upon approval of an increase in the number of shares authorized for issuance under the Plan, the Company intends to grant stock options to all remaining employees of the Company (approximately 1,600 persons). The amounts of the individual grants per employee will be based on seniority, tenure and other factors, and the intention of the grant is to reduce the turnover of qualified employees, particularly in the Company's retail stores. In addition, on a going forward basis, in order to attract qualified and competent persons, every new employee will receive a stock option grant as of the date of hire. The Company anticipates that the majority of stock options available for grant upon approval of this proposal will be granted to employees who are not executive officers or directors of the Company.

         One of the reasons for submitting the Plan for shareholder approval is to enable the additional options granted under the Plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code ("the Code"). Shareholder approval of the Plan will also satisfy any applicable requirements of the Nasdaq Stock Market National Market System for shareholder approval.

         Pursuant to Section 5(d) to the Plan, the Plan as amended limits the total aggregate number of shares subject to options that any one person can receive under the Plan to 500,000 shares of Common Stock during a two-year period. The purpose of this limit is to help facilitate compliance with section 162(m) of the Code, so that the Company's tax deductions for compensation expense under the Plan are not limited by Section 162(m) of the Code.

         The Plan is administered by a committee consisting of two or more directors designated by the Board of Directors (the "Committee") or, if a Committee is not designated, by the Board of Directors. The Committee in its sole discretion determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee has full power and authority to construe and interpret the Plan, and the acts of the Committee are final, conclusive and binding upon all interested parties, including the Company, its shareholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons. The Board has designated its Stock Option Committee to administer the Plan.

         Assuming approval of the proposed amendment, an aggregate of 4,000,000 shares of Common Stock (subject to adjustment as discussed below) will be reserved for the sale upon exercise of options granted under the plan. Options to purchase 2,465,550 shares have already been granted, of which 1,489,267 currently are outstanding under the Plan. The shares acquired upon exercise of options granted under the Plan will be authorized and unissued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the Plan. If any option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Plan.

CERTAIN TERMS AND CONDITIONS

         All options granted under the Plan must be evidenced by a written agreement between the Company and the grantee. Such agreement shall contain such terms and conditions, consistent with the Plan, relating to the grant, the time or times of exercise and other terms of the options as the Committee shall prescribe.

         Under the Plan, the option price per share for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. For purposes of the Plan, and for so long as the Company's Common Stock is listed on the Nasdaq National Market, the term "fair market value" means the closing price of the Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the date of grant. The exercise price of an option may be paid in cash, or at the sole discretion of the Committee, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. The Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender and (iii) be secured by the shares of Common Stock purchased. Cash payments will be used by the Company for general corporate purposes. Payments made in Common Stock must be made by delivery of stock certificates in negotiable form.

         The use of already owned shares of Common Stock applies to payment for the exercise of an option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

         No option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by such optionee. The expiration date of an option will be determined by the Committee at the time of grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the Committee determines. The Committee may in its sole discretion accelerate the date on which any option may be exercised.

         The unexercised portion of any option granted to an employee under the Plan shall automatically be terminated (a) three months after the date on which the optionee's employment is terminated (or in the case of a nom-employee Director, immediately upon his ceasing to be a Director) for any reason other than (i) Cause (as defined in the Plan); (ii) mental or physical disability; or
(iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) one year after the date on which the optionee's employment is terminated by reason of mental or physical disability; or (d) (i) one year from the date on which the optionee's employment is terminated by reason of the death of the employees or (ii) three months after the date on which the optionee shall die if such death occurs during the one year period following the termination of the optionee's employment by reason of mental or physical disability.

         To prevent dilution of the rights of a holder of an option, the Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of the Company. Provisions governing the effect upon options of a merger, consolidation or other reorganization of the Company are also included in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The Plan is not qualified under the provisions of Section 401(a) of the Code, nor subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

         NONQUALIFIED STOCK OPTIONS. An optionee granted a nonqualified stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the nonqualified stock option. This taxable ordinary income will be subject to Federal income tax withholding and the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income recognized by the optionee provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the optionee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         If the Committee permits an optionee to exercise a nonqualified stock option under the Plan by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the nonqualified stock option solely for cash.

         INCENTIVE STOCK OPTIONS. Incentive stock options are "incentive stock options" as defined in section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of Common Stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a Disqualifying Disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercises of the incentive stock option until it is completely exercised without the imposition of current income tax).

         The amount by which the fair market value of the shares acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such option will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a Disqualifying Disposition in the year in which the option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the Common Stock. If there is a Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

         If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

         In general, if after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         An income tax deduction is not allowed to the Company with respect to the grant or exercise of an incentive stock option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the optionee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         IMPORTANCE OF CONSULTING TAX ADVISER. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any optionee may depend on his or her particular situation, each optionee should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an option or the disposition of Common Stock acquired on exercise of an option.

OPTIONS GRANTED UNDER THE STOCK OPTION PLAN

         As of January 30, 1999 nonqualified stock options to purchase an aggregate of 2,465,550 shares of Common Stock had been granted to approximately 100 persons (including options that have been exercised, but excluding cancelled options). The options were granted at exercise prices ranging from $0.48 to $4.81 per share.

         The table below indicates, as of January 30, 1999, the aggregate number of options granted under the Stock Option Plan since its inception (including options that have been exercised but excluding options that have been cancelled) to the persons and groups indicated.

                                                                                                       NUMBER OF
                                                                                                        OPTIONS
OPTION GRANTEE                                                                                          GRANTED
--------------                                                                                         ----------
Ilia Lekach
     Chairman of the Board and Chief Executive Officer.......................................          775,000(1)

Jerome Falic
     President and Vice Chairman of the Board................................................          334,500(2)

Marc Finer
     President, Retail Division..............................................................           60,000(3)

Claire Fair
     Vice President of Human Resources.......................................................           26,500(3)

Simon Falic..................................................................................          154,500(3)

Ron A. Friedman..............................................................................          429,000(3)

All current executive officers as a group (5 persons)........................................        1,230,500(3)

All current directors who are not executive officers as a group (4 persons)..................           48,000(3)

All persons, other than executive officers as a group (9 persons)............................        1,235,050(3)


----------



(1) Options issued at exercise prices ranging from $0.48 per share to $0.50 per share (the fair market value of Common Stock on the date of grants).

(2) Options issued at exercise prices ranging from $0.48 per share to $0.50 per share (the fair market value of Common Stock on the date of grant).

(3)  Options issued at an exercise price of $0.50 per share.

         The Stock Option Committee believes that options granted under the Stock Option Plan have been and will be awarded primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom grants of options are to be made are to be determined from time to time by the Stock Option Committee in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive options or the number of shares for which options will be granted, except (i) to the extent already granted, and (ii) no one plan participant may be granted more than 500,000 options over a two-year period, subject to adjustment under certain conditions.

AMENDMENTS

         The Plan will expire on October 22, 2001, and any option outstanding on such date will remain outstanding until it has either expired or has been exercised. The Committee may amend, suspend or terminate the Plan at any time, provided that such amendment may not adversely affect the rights of an optionee under an outstanding option without the affected optionee's written consent. In addition, the Committee may not amend the Plan without first obtaining shareholder approval, to (a) increase the number of shares of Common Stock reserved for issuance or change the class of persons eligible to receive options, (b) permit the granting of options that expire beyond the maximum 10-year period, or (c) extend the termination date of the Plan.

         The Board of Directors approved an increase to 4,000,000 in the number of shares reserved for issuance under the Plan and is recommending its ratification by the shareholders because it believes that the increase is in the Company's best interest. The affirmative vote of a majority of the votes cast by shares of Common Stock at the Annual Meeting will be required for ratification of the increase to 4,000,000 in the number of shares of Common Stock reserved for issuance under the Plan.

VOTE REQUIRED AND RECOMMENDATION

         The Stock Option Committee of the Board of Directors has approved the Stock Option Plan as amended in this Proposal No. 2 and is recommending approval by the shareholders because it believes that the amendment set forth hereinabove are in the Company's best interests.

         The affirmative vote of a majority of the votes of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote will be required for approval of the proposal to amend the Stock Option Plan as set forth hereinabove.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S 1991 STOCK OPTION PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         RELATIONSHIP WITH PARLUX. Parlux Fragrances, Inc. ("Parlux") is a public company engaged in the manufacture of fragrances. Ilia Lekach, the Company's Chairman of the Board and Chief Executive Officer, and one of the Company's principal shareholders, is the Chairman of the Board of Parlux. During fiscal year 1998, the Company purchased approximately $24.3 million of merchandise from Parlux, representing approximately 27% of the Company's total purchases. The Company believes that its purchases of merchandise from Parlux, were, except for credit terms, on terms no less favorable to the Company than could reasonably be obtained in arm's length transactions with independent third parties. On August 31, 1999, the Company entered into a stock purchase agreement with Parlux. Pursuant to the agreement, 1,512,406 shares of the Company's treasury stock were issued to Parlux in consideration for a partial reduction of the Company's outstanding trade indebtedness balance of approximately $4.5 million. The transfer price was based on a per share price of $2.98, which approximates 90% of the closing price on the Company's common stock for the previous 20 business days. Pursuant to this agreement the parties entered into a registration rights agreement dated August 31, 1999, which grants Parlux demand registration rights.

         RELATIONSHIP WITH L. LURIA & SON, INC. L. Luria & Son, Inc, ("Luria's") is a public company that was a specialty discount retailer selling a broad line of products. Ilia Lekach, the Company's Chairman of the Board and Chief Executive Officer, and one of the Company's principal shareholders, was the Chairman of the Board of Luria's. During fiscal year 1997, the Company sold approximately $2.0 million of merchandise to Luria's, representing approximately 1% of the Company's total sales. The Company believes that its sales of merchandise to Luria's, were, except for credit terms, on terms no less favorable to the Company than could reasonably be obtained in arm's length transactions with independent third parties. During August 1997, Luria's filed for relief under Chapter 11 of the United States Bankruptcy Code. The Company is an unsecured creditor of Luria's and in fiscal year 1997 the Company wrote off receivables from Luria's in the amount of $1.2 million. The Company has been characterized as an insider in the liquidating plan of reorganization filed on April 6, 1998 by Luria's in the United States Bankruptcy Court, Southern District of Florida. In October 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida, to recover substantial funds from the Company. The complaint alleges that Luria's made preference payments to the Company and seeks recovery of said preference payments, as well as disallowing any and all claims of the Company against Luria's until full payment of the preference payments have been made. In July 1999, the Company agreed with the committee of unsecured creditors to settle all claims held by Luria's against it for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement is subject to the approval of the Bankruptcy Court. The full amount of the settlement was accrued for in the Company's financial statements as of January 30, 1999.

         RELATED PARTY INDEBTEDNESS. From time to time the Company has borrowed money for working capital purposes from its principal shareholders and executive officers and members of their immediate families. The highest aggregate amounts of the Company's indebtedness to such persons during fiscal year 1998, the amount outstanding at January 30, 1999, the payment date of such indebtedness and the interest rate payable by the Company were as set forth in the following table:

                                    HIGHEST AMOUNT           AMOUNT                                     ANNUAL
                                  OUTSTANDING DURING     OUTSTANDING AT           PAYMENT              INTEREST
                                      FISCAL YEAR       JANUARY 30, 1999            DATE                 RATE
                                  -------------------   ----------------          -------              ---------
Israel Friedman (1)............        $356,352                $0               November 1998         Prime plus 2%


(1) Father of Ron A. Friedman, the Company's previous Chief Financial Officer, Chief Operating Officer and Secretary.

         As of January 30, 1999, Ilia Lekach was indebted to the Company pursuant to an unsecured note, in the amount of $457,243 issued in connection with his purchase of a condominium from the Company in October 1991. The note accrues interest at the rate of 9.5% and matures on December 31, 2000.

         Prior to becoming an employed as the Company's Chief Executive Officer effective February 1, 1999, Ilia Lekach provided consulting services to the Company. The total consulting fees paid to this Mr. Lekach during 1998 was $500,000.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP, independent public accountants, served as the Company's independent public accountants for the fiscal year ended January 30, 1999. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected PricewaterhouseCoopers LLP as the Company's independent public accountants for the 1999 fiscal year. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Shareholders interested in presenting a proposal for consideration at our 2000 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than July 19, 2000. Any shareholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than October 2, 2000, or such proposal will be considered untimely. If a shareholder proposal is received after October 2, 2000, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2000 annual meeting of shareholders.


                             By Order of the Board of Directors



                             /s/ Ilia Lekach
                             -------------------------------------------------
                             Ilia Lekach
                             CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Miami, Florida
November 16, 1999

                                                                       EXHIBIT A

                                PERFUMANIA, INC.

                   AMENDED AND RESTATED 1991 STOCK OPTION PLAN

         1. PURPOSE. The purpose of this Plan is to advance the interests of PERFUMANIA, INC., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide management services or upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

            "Board" shall mean the Board of Directors of the Company.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 13 hereof or, if not appointed, the Board.

            "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

            "Company" shall mean the Common Stock, par value $0.01 per share, of the Company.

            "Director" shall mean a member of the Board.

            "Fair Market Value" of the Common Stock on any date of reference shall be the Closing Price on the business day immediately preceding such date of the Common Stock, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the Closing Price of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or
         (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least 5 of the 10 preceding days.

            "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

            "Non-Statutory Stock Options" shall mean an Option that is not an Incentive Stock Option.

            "Option Agreement" means the agreement between the Company and the Optionee to evidence the grant of an Option.

            "Option" (when capitalized) shall mean any stock option granted under this Plan.

            "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

            "Parent" means a "parent corporation" as defined in Section 425(e) and (g) of the Code.

            "Plan" shall mean this 1991 Stock Option Plan for the Company.

            "Share(s)" shall mean a share or shares of the Common Stock.

            "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. SHARES AND OPTIONS. Subject to Section 10 of this Plan, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to 4,000,000 Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option of a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option.

         4. DOLLAR LIMITATION. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company), exceeds $100,000.

         5. CONDITIONS FOR GRANT OF OPTIONS.

                  (a) Upon the grant of such Option, the Company and the Optionee shall enter into an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with the Plan as the Committee may determine. Optionees shall be those persons selected by the Committee from the class of all regular employees of the Company and all Directors, whether or not employees; PROVIDED, HOWEVER, that no Incentive Stock Option shall be granted to a Director who is not also an employee of the Company or a Subsidiary.

                  (b) In granting Options, the Committee may take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation,
(i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

                  (d) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of shares subject to options granted to any one optionee during a two year period, may not exceed 500,000 subject to adjustment as provided in Section 10 hereof.

         6. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee; provided, however, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

         7. EXERCISE OF OPTION. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check or personal check, by money order, with Shares or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on any individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker,
(ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender or such other rate as the Committee shall determine, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior of the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. EXERCISABILITY OF OPTIONS. Any option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 8.

                  (a) The expiration date of an Option, shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

                  (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

                           (i) if there occurs any transaction (which shall
                  include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporation transaction;

                           (ii) if the shareholders of the Company shall approve
                  a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                           (iii) if the shareholders of the Company shall
                  approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

                  (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option.

         9. TERMINATION OF OPTION PERIOD.

                  (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (i) three months after the date on which the
                  Optionee's employment is terminated (or, in the case of a non-employee Director, the date on which the Optionee ceases to be a Director) for any reason other than be reason of (a) Cause, which solely for the purposes of this Plan, shall mean the termination of the Optionee's employment (or, in the case of a non-employee Director, the removal of the Optionee as Director) by reason of the Optionee's willful misconduct or gross negligence, (b) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death;

                           (ii) immediately upon the termination of the
                  Optionee's employment (or, in the case of a non-employee Director, the removal of the Optionee as a Director), for Cause;

                           (iii) one year after the date on which the Optionee's
                  employment is terminated (or, in the case of a non-employee Director, the date the Optionee is removed as a Director) by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee;

                           (iv) (A) one year after the date of termination of
                  the Optionee's employment (or, in the case of a non-employee Director, the date on which the Optionee ceases to be a Director) by reason of death of the employee, or (B) one year after the date on which the Optionee shall die if such death shall occur during the l-year period specified in Subsection 9(a)(iii) hereof.

                  (b) The Committee in its sole discretion may be giving written notice ("Cancellation Notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 9(b)(ii) or
(iii) hereof, any Option that remains unexercised on such date. Cancellation Notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

         10. ADJUSTMENT OF SHARES.

                  (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                           (i) appropriate adjustment shall be made in the
                  maximum number of Shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                           (ii) appropriate adjustment shall be made in the
                  number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

                  (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof.

                  (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

                  (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorized or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         11. TRANSFERABILITY OF OPTIONS. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

         12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to the following:

                           (i) a representation and warranty by the Optionee to
                  the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                           (ii) a representation, warranty and/or agreement to
                  be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

         13. ADMINISTRATION OF THE PLAN.

                  (a) The Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan.

                  (b) Any and all decisions and determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         14. OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Parent or Subsidiary at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of 5 years from the date such Option is granted.

         15. INTERPRETATION. The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions thereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. This Plan shall be governed by the laws of the State of Florida. Headings contained in this Plan, are for convenience only and shall in no manner be construed as part of this Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         16. TERM OF PLAN; AMENDMENT AND TERMINATION OF THE PLAN.

                  (a) This Plan shall become effective upon its adoption by the Board, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Option shall be granted after 10 years from the date of the Board's adoption of the Plan.

                  (b) The Plan shall be adopted by the Board and shall be presented to the Company's shareholders for their approval by vote of a majority of such shareholders present or represented at a meeting duly held, such approval to be given within 12 month's after the date of the Board's adoption. Options may be granted prior to shareholder approval of the Plan, but such Options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

                  (c) The Board may from time to time amend the Plan or any Option; PROVIDED, HOWEVER, that, except to the extent provided in Section 10, no such amendment may, (i) without approval by the Company's shareholders, increase the number of Shares reserved for Options or change the class of persons eligible to receive Options, or involve any other change or modification requiring shareholder approval under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (ii) permit the granting of options that expire beyond the maximum 10-year period described in Subsection 8(a), or (iii) extend the termination date of the Plan as set forth in Section 16(a); and PROVIDED, FURTHER, that except to the extent specifically provided in Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

                  (d) The Board, without further approval of the Company's shareholders, may at any time terminate or suspend this Plan. Any such termination or suspension of this Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated or suspended. No option may be granted while the Plan is suspended or after it has been terminated. The rights and obligations under any Option granted to any Optionee while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan without the consent of such Optionee.

         17. RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                                PERFUMANIA, INC.
                 PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of Common Stock of PERFUMANIA, INC., a Florida corporation (the "Company"), hereby appoints Ilia Lekach and Jerome Falic, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of the Company to be held at The Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126 at 10:00 A.M., local time, on December 22, 1999, and at any and all adjournments thereof with authority to vote said Common Stock on the matters set forth below:
    The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder, who shall be entitled to one vote for each share of Common Stock held. If no direction is made, this Proxy will be voted for each item listed below.
    The Board of Directors recommend a vote FOR each proposal.

(1) ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below (except as marked to the contrary below).

         Ilia Lekach             Jerome Falic            Dr. Horatio Groisman
         Donovan Chin            Marc Finer              Robert Pliskin
                                 Zalman Lekach           Carole Ann Taylor

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.
     INSTRUCTION: To withhold authority for an individual nominee, strike a line through the nominee's name above

(2) Proposal to amend the Company's 1991 Stock Option Plan, including increasing to 4,000,000 the number of shares of Common Stock reserved for issuance pursuant to such Plan.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

(3) In their discretion, the proxies are authorized to vote upon such other business as may be properly brought before the meeting and each adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS MENTIONED.

                                                  Dated:                  , 1999
--------------------------------------------------------------------------------

                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                           (Signature)

                                                  PLEASE SIGN YOUR NAME EXACTLY
                                                  AS IT APPEARS ON THE LEFT.
                                                  EXECUTORS, ADMINISTRATORS,
                                                  TRUSTEES, GUARDIANS, ATTORNEYS
                                                  AND AGENTS SHOULD GIVE THEIR
                                                  FULL TITLES AND SUBMIT
                                                  EVIDENCE OF APPOINTMENT UNLESS
                                                  PREVIOUSLY FURNISHED TO THE
                                                  COMPANY OR ITS TRANSFER AGENT.
                                                  ALL JOINT OWNERS SHOULD SIGN.

        PLEASE MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE.
                   YOUR PROMPT ATTENTION WILL BE APPRECIATED.